Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 138 to the Registration Statement (Form N-1A, No. 002-21789) of our report dated October 25, 2016 on the financial statements and financial highlights of Deutsche Select Alternative Allocation Fund (one of the Funds comprising Deutsche Market Trust), included in the Fund’s Annual Report for the fiscal year ended August 31, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 28, 2016